General American Investors Company, Inc.
December 31, 2015
Form N-SAR, Exhibit Item 77Q2


Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors and certain other persons to file timely certain reports regarding ownership of, and transactions in, the Company's securities with the Securities and Exchange Commission. Copies of the required filings must also be furnished to the Company.

     Based solely on its review of such forms received by it, and amendments thereto,the Company believes that during 2015 one Form 4, consisting of one
individual  transaction,  was   filed  one  day late for  Mr. Altschul.